Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 21, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Reports to Shareholders of Western Asset Core Bond Fund (formerly Western Asset Core Bond Portfolio), Western Asset Core Plus Bond Fund (formerly Western Asset Core Plus Bond Portfolio), and Western Asset Inflation Indexed Plus Bond Fund (formerly Western Asset Inflation Indexed Plus Bond Portfolio) which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

Baltimore, Maryland

September 24, 2012